Exhibit 99.1

PRESS RELEASE

INNOSPEC APPROVES NEW $50MM SHARE REPURCHASE PROGRAM

Englewood, CO, March 10, 2025 – Innospec Inc. (NASDAQ: IOSP) today announces that its Board of Directors has approved a new $50 million share repurchase program. The company’s prior $50 million share repurchase program expired in the first quarter of 2025.

Patrick S. Williams, President and Chief Executive Officer, said,

“With over $289 million in net cash, we continue to have significant flexibility and balance sheet strength for further M&A, organic investment, dividend growth and share repurchases under this renewed buyback program.”

Purchases may be made from time to time at management’s discretion.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,450 employees in 22 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends,” “outlook” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s

Annual Report on Form 10-K for the year ended December 31, 2024, Innospec’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com